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                                                                    Exhibit 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Allied World Assurance Company Holdings, Ltd
(formerly Allied World Assurance Holdings, Ltd)

We consent to the use in this Amendment No. 3 to Registration Statement No.
333-132507 of our report dated March 2, 2006 (June   , 2006 as to Note 15),
relating to the consolidated financial statements of Allied World Assurance Company Holdings, Ltd (formerly Allied World Assurance Holdings, Ltd) and subsidiaries, appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated March 2, 2006 (June , 2006 as to the effects of the stock split described in Note 6) relating to the financial statement schedules appearing elsewhere in such Registration Statement.

We consent to the reference to us under the heading of "Experts" in such Prospectus.

Hamilton, Bermuda
June 19, 2006

The consolidated financial statements give effect to a 1-for-3 reverse stock split of the common shares of Allied World Assurance Company Holdings, Ltd (formerly Allied World Assurance Holdings, Ltd) which will be consummated prior to the effective date of the registration statement of which this prospectus is a part. The preceding consent is in the form which will be furnished by Deloitte & Touche, an independent registered public accounting firm, upon completion of the 1-for-3 reverse stock split of the common stock of Allied World Assurance Company Holdings, Ltd described in Note 15 to the financial statements and assuming that from March 2, 2006 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.



/s/ Deloitte & Touche

Hamilton, Bermuda
June 19, 2006